Exhibit 99.1

AerSale Reports Third Quarter 2023 Results

Third Quarter 2023 Highlights

●	Revenue of $92.5 million versus $51.0 million in the prior year period.
●	GAAP net loss of $0.1 million versus GAAP net loss of $9.0 million in the prior year period.
●	Adjusted net income of $0.9 million versus adjusted net loss of $1.9 million in the prior year period.
●	Adjusted EBITDA[1] of $1.9 million versus $(0.5) million in the prior year period.
●	Revenue and earnings benefited from the pacing of flight equipment sales.
●	Flight equipment sales of $44.8 million consisting of seven engines and a passenger-to-freighter (“P2F”) converted Boeing 757 aircraft, versus $2.7 million consisting of two engines in the prior period.
●	2023 guidance update: expects revenue in the range of $400 - $420 million and adjusted EBITDA in the range of $40 - $45 million[2].
●	AerAware in final stages of FAA certification with all testing successfully completed and remaining tasks consisting of minor documentation revisions.

Coral Gables, Florida – November 8, 2023 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the third quarter ended September 30, 2023. The Company’s revenue for the third quarter of 2023 was $92.5 million compared to $51.0 million in the third quarter of 2022. Revenue for the third quarter of 2023 included $44.8 million of flight equipment sales compared to $2.7 million of flight equipment sales in the prior-year period. Flight equipment sales in the third quarter of 2023 consisted of seven engines and a P2F converted Boeing 757 aircraft, compared to two engines in the third quarter of 2022. This improvement was mainly the result of the pacing of flight equipment sales, which tend to occur at irregular intervals throughout the year evidenced by these fluctuations. As a reminder to investors, the Company’s revenues are likely to fluctuate from quarter-to-quarter and year-to-year due to the timing of flight equipment sales, and therefore progress should be monitored based on the volume of asset purchases and related sales.

GAAP net loss was $0.1 million in the third quarter of 2023, compared to GAAP net loss of $9.0 million in the prior year period. AerSale recognized a mark-to-market adjustment expense of $0.1 million related to the private warrant liability, $3.2 million of stock-based compensation expenses within payroll expenses, $2.7M recovery of inventory obsolescence, $0.3 million in relocation costs, and $0.3 million of secondary issuance costs during the third quarter of 2023. AerSale recognized a mark-to-market adjustment expense of $2.0 million related to the private warrant liability and $4.4 million of stock-based compensation expenses within payroll expenses, $0.4 million in relocation costs, and $0.4 million of secondary issuance costs during the third quarter of 2022. Excluding these non-cash and unusual items adjusted for tax, adjusted net income was $0.9 million in the third quarter of 2023 compared to adjusted net loss of $1.9 million in the third quarter of 2022.

Diluted loss per share was $0.00 for the third quarter of 2023 and $0.17 in the third quarter of 2022. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.03 for the third quarter of 2023 compared to adjusted diluted loss per share of $0.03 in the third quarter of 2022.

Asset Management Solutions (“Asset Management") revenue more than tripled to $65.1 million during the third quarter of 2023 from $20.6 million in the third quarter of 2022 resulting from the pacing of flight equipment sales. AerSale sold seven engines and a P2F converted Boeing 757 aircraft in the third quarter of 2023 compared to two engines in the third quarter of 2022. Used Serviceable Material (USM) revenue increased meaningfully from the year-ago quarter driven by growing demand for and availability of feedstock. Leasing revenue declined because of no aircraft and fewer engines available for lease.

1	Adjusted net income (loss), adjusted EBITDA and adjusted diluted earnings (loss) per share are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP measure.
2	A reconciliation of non-GAAP adjusted EBITDA guidance to net (loss) income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

TechOps revenue decreased 9.9% to $27.4 million in the third quarter of 2023 from $30.4 million in the third quarter of 2022, in part due to fewer customer aircraft in storage as compared to prior periods, as well as lower contributions from our aerostructures and landing gear facilities. This was partially offset by additional capacity dedicated to customer aircraft enabled by outsourcing the remaining P2F conversions of our Boeing 757s.

Adjusted EBITDA in the third quarter of 2023 was $1.9 million compared to $(0.5) million in the third quarter of 2022. The improvement in adjusted EBITDA is primarily because of higher flight equipment sales consisting of seven engines and one aircraft during the period. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted EBITDA.

Year-to-date cash used in operating activities was $168.1 million mostly attributable to additional investments in feedstock expected to generate revenue and earnings growth in the fourth quarter of 2023 and into 2024. AerSale ended the quarter with $174.6 million of liquidity consisting of $3.2 million in cash and with available capacity of $171.4 million on our $180 million revolving credit facility, in which the facility can be expanded to $200 million.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “Our third quarter results benefited from better volume, which was driven by greater flight equipment sales. While flight equipment sales for the quarter were below our internal projections, they were notably higher compared to the year-ago period. Outside of flight equipment sales which tend to fluctuate significantly from quarter to quarter, our core business remained strong with increasing demand for, and increased availability of, used serviceable material (“USM”).”

Finazzo added, “The freight market has considerably weakened as some of the highest interest rates we have seen in recent years combined with tightening financial market conditions has dampened consumption activities and consumer appetite. This softening in the air cargo market has drawn out the sales cycle of our P2F converted Boeing 757 aircraft. We remain confident that we will monetize this inventory at appropriate margins given our multi-dimensional and purpose-built value extraction model, which enables us to achieve the highest risk adjusted rates of return across different cycles by allocating feedstock to the business unit (whole assets, leases, or USM parts) that can achieve those returns.”

Update on AerAware

AerSale has successfully completed all material components of the certification process conducted by the U.S. Federal Aviation Administration (FAA) for its Enhanced Flight Vision System “AerAware,” applicable to the Boeing 737NG aircraft. The remaining tasks relate to documentation review which is the final stage of the Supplemental Type Certificate (“STC”) certification process.

In connection with the anticipated issuance of the AerAware STC, the FAA has released its updated ratings of enhanced flight vision systems and has approved AerAware for a 50% visual advantage over what can be seen with the naked eye. This makes AerAware the first and only product approved by the FAA with this level of visual advantage and strengthens our value proposition to customers by enhancing safety and reducing weather-related operating costs by minimizing delays, fuel consumption, and carbon emissions.

Third Quarter 2023 Results of Operations

AerSale reported revenue of $92.5 million in the third quarter of 2023, which included $44.8 million of flight equipment sales consisting of seven engines and a P2F converted Boeing 757 aircraft. The Company’s revenue for the third quarter of 2022 was $51.0 million consisting of $2.7 million of flight equipment sales including two engines and no aircraft in the third quarter of 2022. Flight equipment sales may significantly vary quarter-to-quarter and AerSale believes the full-year analysis, rather than year-over-year quarterly comparisons, is a more appropriate measure of the Company’s progress.

Asset Management revenue rose to $65.1 million in the third quarter of 2023 from $20.6 million in the third quarter of 2022 resulting from an increase in flight equipment sales. USM parts sales also improved from the year-ago quarter because of higher demand for and availability of feedstock.

TechOps revenue fell 9.9% to $27.4 million in the third quarter of 2023 from $30.4 million in the year-ago period. The TechOps business was adversely impacted by fewer customer aircraft in storage as compared to prior periods and weaker contributions from our aerostructures and landing gear facilities. This was partially offset by additional capacity made available for customer aircraft by outsourcing the remaining 12 P2F converted Boeing 757 aircraft to third-party providers.

Gross margin was 25.4% in the third quarter of 2023 compared to 30.4% in the year ago period, driven by lower margins from the mix of flight equipment sales.

Selling, general and administrative expenses were $25.4 million in the third quarter of 2023 compared to $24.0 million in the third quarter of 2022 primarily driven by higher AerAware development and facility expansion costs. AerSale incurred $3.2 million of stock-based compensation expenses in the third quarter of 2023 versus $4.4 million in the third quarter of 2022.

Loss from operations was $1.9 million in the third quarter of 2023 and loss from operations was $8.5 million in the third quarter of 2022.

Income tax benefit was $2.0 million in the third quarter of 2023 and $1.1 million in the third quarter of 2022.

GAAP net loss was $0.1 million in the third quarter of 2023, compared to GAAP net loss of $9.0 million in the prior year period. Adjusted for stock-based compensation, mark-to-market adjustment to the private warrant liability, recovery of inventory obsolescence, relocation costs, and secondary issuance costs, adjusted net income was $0.9 million in the third quarter of 2023. Adjusted for stock-based compensation and mark-to-market adjustment to the private warrant liability, relocation costs, and secondary issuance costs, adjusted net loss was $1.9 million in the third quarter of 2022.

Diluted loss per share was $0.00 for the third quarter of 2023 and $0.17 in the third quarter of 2022. Adjusted for the above-mentioned non-cash and unusual items, adjusted diluted earnings per share was $0.03 for the third quarter of 2023 compared to adjusted diluted loss per share of $0.03 in the third quarter of 2022.

Adjusted EBITDA in the third quarter of 2023 was $1.9 million, compared to $(0.5) million in the third quarter of 2022. The growth in adjusted EBITDA was driven by greater high-margin flight equipment sales.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “Compared to the year ago period, we benefited from the cadence of flight equipment sales this quarter. However, results for the quarter were below our internal projections as several flight equipment sales shifted into the fourth quarter, including the sale of a P2F converted Boeing 757 aircraft. In terms of the broader market, we continue to be impacted by a weaker freight market, which has prolonged the sales cycle of our remaining P2F converted Boeing 757s, as reflected in our guidance update. At the same time, we remain confident that our purpose-built model and excellent execution capabilities will enable us to drive and generate value for all our stakeholders over the next few quarters.”

Updated 2023 Guidance

AerSale now expects to generate revenue of $400 - $420 million and adjusted EBITDA of $40 - $45 million in 2023. This updated guidance continues to reflect softer demand in the freight market that is expected to spread out the sales cycle of our P2F converted Boeing 757 aircraft and continued supply chain issues that have delayed the availability of USM and flight equipment available for sale or lease. Of note, our revised guidance includes flight equipment sales that are scheduled to close by the end of the year, but which have not yet occurred, and could shift into the first quarter of 2024, due to the volume of transactions and tight time frame to close. This guidance for 2023 does not reflect potential sales of AerAware as the product is in its final stages of FAA approval.

Conference Call Information

The Company will host a conference call today, November 8, 2023, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-300-8521, international callers may use 1-412-317-6026, and request to join the AerSale

Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 22, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10183259. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings per share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items.   Adjusted net income (loss) is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our private warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings (loss) per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income (loss) or net income (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s condensed consolidated financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income (loss), or adjusted diluted earnings (loss) per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of net income (loss), the Company’s closest GAAP measure, to adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Third Quarter 2023 Financial Results

AERSALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,154	$147,188
Accounts receivable, net of allowance for credit losses of $979 and $1,074 as of September 30, 2023 and December 31, 2022	29,721	28,273
Income tax receivable	1,313	—
Inventory:
Aircraft, airframes, engines, and parts, net	200,807	117,488
Advance vendor payments	35,798	27,585
Deposits, prepaid expenses, and other current assets	15,335	13,022
Total current assets	286,128	333,556
Fixed assets:
Aircraft and engines held for lease, net	30,096	31,288
Property and equipment, net	25,092	12,638
Inventory:
Aircraft, airframes, engines, and parts, net	126,018	66,042
Operating lease right-of-use assets	28,445	31,624
Deferred income taxes	13,618	11,287
Deferred financing costs, net	1,589	544
Deferred customer incentives and other assets, net	535	628
Goodwill	19,860	19,860
Other intangible assets, net	22,521	24,112
Total assets	$553,902	$531,579

Current liabilities:
Accounts payable	$38,954	$21,131
Accrued expenses	3,919	8,843
Lessee and customer purchase deposits	6,444	17,085
Current operating lease liabilities	4,578	4,426
Current portion of long-term debt	632	—
Deferred revenue	2,393	1,355
Total current liabilities	56,920	52,840

Revolving credit facility	8,600	—
Long-term debt	7,927	—
Long-term lease deposits	152	152
Long-term operating lease liabilities	25,238	28,283
Maintenance deposit payments and other liabilities	151	668
Warrant liability	3,652	4,656
Total liabilities	102,640	86,599
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,328,800 and 51,189,461 shares as of September 30, 2023 and December 31, 2022	5	5
Additional paid-in capital	315,254	306,141
Retained earnings	136,003	138,834
Total stockholders’ equity	451,262	444,980
Total liabilities and stockholders’ equity	$553,902	$531,579

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Products	$66,842	$16,823	$149,960	$217,813
Leasing	2,488	7,786	11,396	23,342
Services	23,154	26,390	78,725	72,258
Total revenue	92,484	50,999	240,081	313,413
Cost of sales and operating expenses:
Cost of products	48,697	12,755	107,176	133,702
Cost of leasing	1,051	1,818	3,253	6,538
Cost of services	19,262	20,937	61,647	56,001
Total cost of sales	69,010	35,510	172,076	196,241
Gross profit	23,474	15,489	68,005	117,172
Selling, general, and administrative expenses	25,403	23,983	77,724	71,252
(Loss) income from operations	(1,929)	(8,494)	(9,719)	45,920
Other income (expenses):
Interest (expense) income, net	(250)	393	1,178	15
Other income, net	127	45	498	526
Change in fair value of warrant liability	(55)	(2,029)	1,004	(1,881)
Total other (expenses) income	(178)	(1,591)	2,680	(1,340)
(Loss) income before income tax provision	(2,107)	(10,085)	(7,039)	44,580
Income tax benefit (expense)	1,959	1,072	4,208	(9,912)
Net (loss) income	$(148)	$(9,013)	$(2,831)	$34,668

(Loss) earnings per share:
Basic	$—	$(0.17)	$(0.06)	$0.67
Diluted	$—	$(0.17)	$(0.07)	$0.64
Weighted average shares outstanding:
Basic	51,321,026	51,745,354	51,252,581	51,707,809
Diluted	51,321,026	51,745,354	51,430,205	54,036,402

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,831)	$34,668
Adjustments to reconcile net (loss) income to net cash (used in) operating activities:
Depreciation and amortization	7,585	8,589
Amortization of debt issuance costs	316	340
Amortization of operating lease assets	286	—
Inventory reserve	1,255	2,010
Impairment of aircraft held for lease	—	857
Provision for credit losses	—	(379)
Deferred income taxes	(2,331)	(2,655)
Change in fair value of warrant liability	(1,004)	1,881
Share-based compensation	8,939	12,029
Changes in operating assets and liabilities:
Deferred financing costs	(1,361)	—
Accounts receivable	(1,447)	3,730
Income tax receivable	(1,313)	—
Inventory	(168,313)	(26,441)
Deposits, prepaid expenses, and other current assets	(2,313)	(747)
Deferred customer incentives and other assets	93	661
Advance vendor payments	(8,212)	(10,097)
Accounts payable	17,824	2,082
Income tax payable	—	(2,205)
Accrued expenses	(5,015)	(594)
Deferred revenue	1,038	664
Lessee and customer purchase deposits	(10,641)	(24,996)
Other liabilities	(606)	(1,779)
Net cash (used in) operating activities	(168,051)	(2,382)
Cash flows from investing activities:
Proceeds from sale of assets	14,450	37,107
Acquisition of aircraft and engines held for lease, including capitalized cost	—	(6,945)
Purchase of property and equipment	(7,766)	(6,935)
Net cash provided by investing activities	6,684	23,227
Cash flows from financing activities:
Proceeds from long-term debt	8,559	—
Proceeds from Revolving Credit Facility	26,100	—
Repayments of Revolving Credit Facility	(17,500)	—
Taxes paid related to net share settlement of equity awards	(104)	—
Proceeds from the issuance of Employee Stock Purchase Plan shares	278	345
Net cash provided by financing activities	17,333	345

(Decrease) increase in cash and cash equivalents	(144,034)	21,190
Cash and cash equivalents, beginning of period	147,188	130,188
Cash and cash equivalents, end of period	$3,154	$151,378

Supplemental disclosure of cash activities
Income tax payments, net	1,306	14,637
Interest paid	575	856
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	9,312	(25,025)
Reclassification of customer purchase deposits to sale of assets	—	12,500

Adjusted EBITDA, Net Income and Diluted EPS
Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2023	% of Total Revenue	2022	% of Total Revenue	2023	% of Total Revenue	2022	% of Total Revenue
Reported Net (Loss)/Income	(148)	(0.2)%	(9,013)	(17.7)%	(2,831)	(1.2)%	34,668	11.1%
Addbacks:
Change in FV of Warrant Liability	55	0.1%	2,029	4.0%	(1,004)	(0.4)%	1,881	0.6%
Stock Compensation	3,180	3.4%	4,357	8.5%	8,939	3.7%	12,029	3.8%
Inventory Impairment (Recovery of Prior Impairment)	(2,670)	(2.9)%	—	0.0%	(2,670)	(1.1)%	1,845	0.6%
Impairment in Flight Equipment	—	0.0%	-	0.0%	—	0.0%	857	0.3%
Secondary Offering Costs	315	0.3%	391	0.8%	624	0.3%	391	0.1%
Facility Relocation Costs	327	0.4%	373	0.7%	1,049	0.4%	373	0.1%
Income Tax Effect of Adjusting Items (1)	(174)	(0.2)%	(81)	(0.2)%	(670)	(0.3)%	(170)	(0.1)%
Adjusted Net (Loss)/Income	885	1.0%	(1,944)	(3.9)%	3,437	1.5%	51,874	16.5%
Interest Expense	250	0.3%	(393)	(0.8)%	(1,178)	(0.5)%	(15)	(0.0)%
Income Tax Expense (Benefit)	(1,959)	(2.1)%	(1,072)	(2.1)%	(4,208)	(1.8)%	9,912	3.2%
Depreciation and Amortization	2,516	2.7%	2,832	5.6%	7,585	3.2%	8,589	2.7%
Recovery of Income Tax Effect of Adjusting Items (1)	174	0.2%	81	0.2%	670	0.3%	170	0.1%
Adjusted EBITDA	1,866	2.0%	(496)	(1.0)%	6,307	2.7%	70,530	22.5%

Reported Basic (loss) earnings per share	—		(0.17)		(0.06)		0.67
Addbacks:
Change in fair value of warrant liability	—		0.04		(0.02)		0.04
Stock-based compensation	0.06		0.08		0.17		0.23
Inventory Impairment (Recovery of Prior Impairment)	(0.05)		—		(0.05)		0.04
Impairment in Flight Equipment	—		—		—		0.02
Secondary Offering Costs	0.01		0.01		0.01		0.01
Facility Relocation Costs	0.01		0.01		0.02		0.01
Income Tax Effect of Adjusting Items	—		—		(0.01)		—
Adjusted Basic (loss) earnings per share	0.03		(0.03)		0.06		1.02

Reported Diluted (loss) earnings per share	—		(0.17)		(0.07)		0.64
Addbacks:
Change in FV of warrant liability	—		0.04		(0.02)		0.03
Stock-based compensation	0.06		0.08		0.17		0.22
Inventory Impairment (Recovery of Prior Impairment)	(0.05)		—		(0.05)		0.03
Impairment in Flight Equipment	—		—		—		0.02
Secondary Offering Costs	0.01		0.01		0.01		0.01
Facility Relocation Costs	0.01		0.01		0.02		0.01
Income Tax Effect of Adjusting Items	—		—		(0.01)		—
Adjusted Diluted (loss) earnings per share	0.03		(0.03)		0.05		0.96

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including all statements set forth in the “Updated 2023 Guidance” section above such as expectations of revenue in the range of $400 - $420 million and adjusted EBITDA in the range of $40 - $45 million; our expectations that we will close on our remaining flight equipment sales by the end of the year;  the anticipation that the 757 P2F conversion program is expected to be a strong contributor to the Company; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business and greater demand for USM parts; expectations regarding feedstock, and our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; expectations of increased capacity for third party work and revenue at our Goodyear, Arizona facility; the anticipated receipt and typical timeline of receipt from the FAA of an STC for our AerAware product; expectation that AerAware is a technology that will be broadly adopted and that sales of AerAware will be a meaningful contributor to long-term performance; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Jackie Carlon Telephone: (305) 764-200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com